Exhibit 15.1

[Letterhead of Deloitte & Touche LLP]

December 20, 2011

Mr. Richard K. Palmer

Senior Vice President and Chief Financial Officer

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Dear Mr. Palmer:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Chrysler Group LLC and subsidiaries for the three-month and nine-month periods ended September 30, 2011 and 2010, and have issued our report dated November 11, 2011 (December 20, 2011 as to Note 17). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP